EXHIBIT 99.1


      AGGREGATE TOTALS FOR THE PERIOD JANUARY 1, 2004 TO DECEMBER 31, 2004


PRINCIPAL COLLECTIONS INFORMATION IN AUD (AND USD WHERE INDICATED) AGGREGATED TO THE DATE OF THE LAST PAYMENT

Principal amount of each class of USD notes as at the first day after the payment date occurring during the collection period. Class A2: USD 573,539,900

Aggregate coupon interest paid to noteholders of each class of notes Class A2: USD 9,424,630

Aggregate of Principal payments made in respect to each class of USD notes:
Class A2: USD 199,201,202

Aggregate Mortgage Principal Repayments received for the period:
Scheduled         AUD 8,487,311
Unscheduled       AUD 458,868,587

Aggregate of all redraws on housing loans:
AUD 110,408,374

Aggregate of outstanding balance of housing loans at the end of the period:
AUD 1,077,666,135

Aggregate Income of the trust for the period:        AUD 90,834,462
Aggregate Expenses of the trust for the period:      AUD 77,408,309

Interest rates for the period:

Class A2 Notes(average):   1.6625%

Delinquency and loss statistics with respect to the housing loans:

Loss:                      Nil
Delinquency:               0-29 days       1.72%
                           30-59 days      0.38%
                           60+ days        0.75%